Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on January 25, 2024) pertaining to the D.R. Horton, Inc. 2024 Stock Incentive Plan of our reports dated November 17, 2023, with respect to the consolidated financial statements of D.R. Horton, Inc. and the effectiveness of internal control over financial reporting of D.R. Horton, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

January 25, 2024